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                                                                                                       Exhibit 12.1
                                                                                                       ------------
BWAY CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Year Ended September 30,        Three Months Ended December 31,
                                                         -------------------------------------   -------------------------------
SELECTED HISTORICAL FINANCIAL DATA:                       1992    1993    1994    1995    1996     1995      1996
                                                          -----  ------  ------  ------  ------    -----     -----
Earnings were calculated as follows:
Income before income taxes, extraordinary item and
     cumulative effect of change in accounting            5,474   8,887   9,001  14,794   6,958    3,741     2,404
Add:  Fixed charges                                       1,417   3,328   6,597   6,478   6,625    1,682     2,420
                                                          -----  ------  ------  ------  ------    -----     -----
Earnings                                                  6,891  12,215  15,598  21,272  13,583    5,423     4,824
                                                          =====  ======  ======  ======  ======    =====     =====
Fixed charges were calculated as follows:
Interest expense (a)                                      1,132   2,795   5,730   5,611   5,525    1,407     2,087
Portion of rentals attributable to interest (b)             285     533     867     867   1,100      275       333
                                                          -----  ------  ------  ------  ------    -----     -----
Fixed charges                                             1,417   3,328   6,597   6,478   6,625    1,682     2,420
                                                          =====  ======  ======  ======  ======    =====     =====
Ratio of earnings to fixed charges                         4.9x    3.7x    2.4x    3.3x    2.1x     3.2x      2.0x
                                                          =====  ======  ======  ======  ======    =====     =====
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                                                      Pro Forma      Pro Forma 3
                                                     Year Ended     months ended
                                                    September 30,    December 31,
                                                        1996            1996
                                                    -------------   -------------
SELECTED HISTORICAL FINANCIAL DATA:
Earnings were calculated as follows:
Income before income taxes, extraordinary item and
cumulative effect of change in accounting                9,388           1,952

Add:  Fixed charges                                     14,400           3,658
                                                        ------           -----
Earnings                                                23,788           5,610
Fixed charges were calculated as follows:               ======           =====
Interest expense (a)                                    13,300           3,325
Portion of rentals attributable to interest (b)          1,100             333
                                                        ------           -----
Fixed charges                                           14,400           3,658
                                                        ======           =====
Ratio of earnings to fixed charges                        1.7x            1.5x
                                                        ======           =====
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(a) Interest expense includes amortization of deferred financing costs.

(b) Portion of rentals attributable to interest is deemed to be one-third of operating lease rental expense for the period.